Exhibit  III

                             to

                        Schedule  13G

                         Under  the

               Securities Exchange Act of 1934




Pursuant to Rule 13d-1(f)(1), IDS Financial Corporation affirms that it is individually eligible to use Schedule 13G and agrees that this Schedule is filed in its behalf.




IDS Financial Corporation




By:          /s/Robert F. Erdman
Name:           Robert F. Erdman
Title:          Assistant Treasurer